EXHIBIT 99.1

PRESS RELEASE

July 27, 2004
For Immediate Release

For Further Information Contact:    Barry Backhaus
                                    President and Chief Executive Officer
                                    First Federal Bankshares, Inc.
                                    329 Pierce Street, P.O. Box 897
                                    Sioux City, IA  51102
                                    712.277.0200



            FIRST FEDERAL BANKSHARES ANNOUNCES EARNINGS AND DECLARES
                                    DIVIDEND


Sioux City, Iowa. First Federal Bankshares, Inc. (the "Company") (Nasdaq National Market - "FFSX") reported net earnings of $1.2 million, or basic and diluted earnings per share of $0.32 and $0.31, respectively, for the three months ended June 30, 2004. This compares to net earnings of $1.1 million, or basic and diluted earnings per share of $0.30 and $0.29, respectively, for the three months ended June 30, 2003. Net earnings totaled $5.6 million for each of the twelve months ended June 30, 2004 and 2003. Basic and diluted earnings per share were $1.54 and $1.50, respectively, for the twelve months ended June 30, 2004 and $1.44 and $1.41, respectively, for the twelve months ended June 30, 2003.

The Company announced a quarterly dividend of $0.10 per share, an increase of $0.01 over the previous quarter.

    Discussion of Operating Results for the Three Months Ended June 30, 2004
    ------------------------------------------------------------------------

Net interest income before provision for loan losses totaled $4.2 million and $4.5 million, respectively, for the three months ended June 30, 2004 and 2003. The Company's net interest margin decreased by 30 basis points to 3.02% for the three months ended June 30, 2004 from 3.32% for the three months ended June 30, 2003. The decrease in the net interest margin was largely due to the sale of $37.1 million of fixed-rate residential loans with 15-year terms during the immediately preceding quarter that ended March 31, 2004. The Company sold the loans in order to mitigate interest rate risk in a potential rising market interest rate environment. The loans sold had an average yield of 4.92% while the proceeds of the sale were received and invested in a historically low market interest rate environment thus negatively impacting the Company's net interest margin in the short term. The Company expects to re-deploy the loan sale proceeds into higher-yielding loans within the next nine months.

Provision for loan loss expense totaled $150,000 and $300,000, respectively, for the three months ended June 30, 2004 and 2003. The Company's total classified assets decreased by $1.7 million, or 18.3%, to $7.4 million at June 30, 2004 from $9.0 million at June 30, 2003.




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Noninterest income decreased by $111,000, or 4.8%, to $2.2 million for the three months ended June 30, 2004 from $2.3 million for the three months ended June 30, 2003. The decrease in noninterest income was partly due to a decrease in gain on sale of loans as mortgage origination and refinancing activity slowed after an extended period of historically low market interest rates. Gain on sale of loans decreased by $146,000, or 41.5%, to $206,000 for the three months ended June 30, 2004 from $352,000 for the three months ended June 30, 2003. The slowdown in
mortgage   activity  also   impacted  the  Company's   income  from  other  real
estate-related activities such as abstracting and escrow services. Income from real estate-related activities decreased by $111,000, or 29.5%, to $266,000 for the three months ended June 30, 2004 from $377,000 for the three months ended June 30, 2003. Partially offsetting the decreases in noninterest income was a gain on sale of real estate held for development that totaled $90,000 for the three months ended June 30, 2004. No gain on sale of real estate held for development was recorded for the three months ended June 30, 2003.

More than offsetting the decrease in noninterest income was a decrease in noninterest expense. Noninterest expense decreased by $360,000, or 7.4%, to $4.5 million for the three months ended June 30, 2004 from $4.9 million for the three months ended June 30, 2003. During the three months ended June 30, 2004 the Company reduced expense for contributions and various professional services by $150,000 when compared to the three months ended June 30, 2003. In addition, a $49,000 decrease in per account expenses related to certain retail transaction accounts and a $30,000 decrease in loan origination expense resulting from decreases in loan production volumes for the three months ended June 30, 2004 as compared to the three months ended June 30, 2003 contributed to the decrease in noninterest expense.

Income before taxes increased by $100,000, or 6.1%, to $1.7 million for the three months ended June 30, 2004 from $1.6 million for the three months ended June 30, 2003. Taxes on income totaled $577,000, or an effective tax rate of 33.4%, for the three months ended June 30, 2004 and $531,000, or an effective tax rate of 32.6%, for the three months ended June 30, 2003.

    Discussion of Operating Results for the Twelve Months Ended June 30, 2004
    -------------------------------------------------------------------------

Net interest income before provision for loan losses decreased by $1.1 million, or 6.0%, to $17.9 million for the twelve months ended June 30, 2004 from $19.0 million for the twelve months ended June 30, 2003. The Company's net interest margin compressed by 18 basis points to 3.21% for the twelve months ended June 30, 2004 from 3.39% for the twelve months ended June 30, 2003 as market interest rates remained at historically low levels. In addition, the net interest margin was negatively impacted by the sale of $37.1 million in fixed-rate residential loans in March 2004.

Provision for loan loss expense decreased by $505,000, or 29.2%, to $1.2 million for the twelve months ended June 30, 2004 from $1.7 million for the twelve months ended June 30, 2003. Non-performing loans totaled $4.3 million, or 1.0% of total loans, at June 30, 2004 and $4.7 million, or 1.1% of total loans, at June 30, 2003. Net charge-offs decreased by $175,000 to $1.5 million for the twelve months ended June 30, 2004 from $1.7 million for the twelve months ended June 30, 2003.

Noninterest income decreased by $433,000, or 4.4%, to $9.4 million for the twelve months ended June 30, 2004 from $9.8 million for the twelve months ended June 30, 2003. The decrease in noninterest income was largely due to a net loss on sale of securities that totaled






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$65,000  for the twelve  months  ended June 30,  2004 as  compared  to a gain of
$309,000 on the sale of securities for the twelve months ended June 30, 2003. Service charges on loans receivable decreased by $270,000 for the twelve months ended June 30, 2004 when compared to the twelve months ended June 30, 2003. The decrease in service charges on loans was primarily due to a decrease of $244,000 in prepayment penalty revenue for the twelve months ended June 30, 2004 as compared to such revenue for the twelve months ended June 30, 2003. Partially offsetting these decreases in noninterest income was a $229,000 increase in service charges on deposit accounts for the twelve months ended June 30, 2004 as compared to the twelve months ended June 30, 2003. The increase in service charges was primarily due to an increase in overdraft activities on retail accounts and the resulting service fees assessed. In addition, the restructuring of the Company's checking and savings accounts included a more favorable service charge schedule. Also partially offsetting the decreases in noninterest income was an increase in gain on sale of loans. Gain on sale of loans increased by $67,000, or 4.3%, to $1.6 million for the twelve months ended June 30, 2004 from $1.5 million for the twelve months ended June 30, 2003. The increase in gain on sale of loans was due to the sale of $37.1 million of fixed-rate residential mortgage loans to a government sponsored agency during the three months ended March 31, 2004. The net gain on the sale of these loans totaled $791,000. The gain generated by this sale was largely offset by lower gains from the origination and sale of current mortgage production during the twelve months ended June 30, 2004. Gains from the Company's ongoing origination and concurrent sale of fixed rate mortgages to investors decreased by $724,000 for the twelve months ended June 30, 2004 when compared to the twelve months ended June 30, 2003. This was due to a slowdown in mortgage refinancing activity after the extended low market interest rate environment in the current fiscal year period. Real estate-related income from the Company's subsidiaries also decreased by $236,000 for the twelve months ended June 30, 2004 as compared to the twelve months ended June 30, 2003 as a result of the slowdown in mortgage activity in the current fiscal year.

A decrease in noninterest expense more than offset the decreases in net interest income after provision for losses on loans and noninterest income. Noninterest expense decreased by $1.1 million, or 5.7%, to $17.6 million for the twelve months ended June 30, 2004 from $18.7 million for the twelve months ended June 30, 2003. The decrease in noninterest expense was partly due to a decrease in expense for the amortization of mortgage servicing assets which had been fully amortized in fiscal 2003. In March 2004 a $268,000 mortgage servicing asset was recorded in conjunction with the sale of $37.1 million in residential loans. Such amortization expense totaled $8,000 and $332,000, respectively, for the twelve months ended June 30, 2004 and 2003. Other noninterest expense also decreased due to a decrease of $124,000 in recruiting expense, a decrease of $165,000 in per account service fee expense for certain retail transaction accounts and a $79,000 decrease in loan origination expense resulting from decreases in loan production volumes for fiscal 2004 as compared to fiscal 2003. During fiscal 2004, the Company reduced expense for contributions and various professional services by $296,000 when compared to fiscal 2003. Additionally, losses on other real estate owned properties and repossessed assets decreased by $105,000 for the twelve months ended June 30, 2004 as compared to the twelve months ended June 30, 2003.

Income before taxes totaled $8.4 million for each of the twelve months ended June 30, 2004 and 2003. Taxes on income totaled $2.8 million, or an effective tax rate of 33.2%, for the twelve months ended June 30, 2004 and $2.8 million, or an effective tax rate of 33.3% for the twelve months ended June 30, 2003.

                                Other Information
                                -----------------

Assets totaled $615.5 million and $627.9 million, respectively, at June 30, 2004 and 2003. Book value per share increased to $19.10 at June 30, 2004 from $18.29 at June 30, 2003. Stockholders' equity to total assets was 11.61% and 11.09%, respectively, at June 30, 2004 and 2003. The Company had 3,740,272 shares outstanding at June 30, 2004.

On July 22, 2004, the Company's Board of Directors declared a quarterly dividend of $0.10 per share, an increase of $0.01 over that distributed last quarter. The dividend is payable on August 31, 2004 to stockholders of record on August 17, 2004.

The Company's common stock is traded on the NASDAQ National Market under the symbol FFSX. The Company is headquartered in Sioux City, Iowa. First Federal Bank, the Company's bank subsidiary, operates ten offices in northwest Iowa, an office in South Sioux City, Nebraska, and five offices in central Iowa.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.







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                 FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS



                                                          June 30,     June 30,
                                                            2004         2003
                                                         ----------   ---------
                                                         (Dollars in thousands)
                                                         ----------------------
ASSETS                                                   (Unaudited)
------                                                   -----------
Cash and cash equivalents                                   18,858       34,287
Securities available-for-sale                               84,693       78,526
Securities held-to-maturity                                 23,186       44,505
Loans receivable, net                                      431,857      415,267
Office property and equipment, net                          13,277       13,166
Federal Home Loan Bank stock, at cost                        6,096        5,707
Accrued interest receivable                                  2,230        2,488
Goodwill                                                    18,524       18,524
Other assets                                                16,801       15,409
                                                         ---------    ---------
   Total assets                                          $ 615,522    $ 627,879
                                                         =========    =========

LIABILITIES
Deposits                                                   429,209      448,944
Advances from FHLB and other borrowings                    109,886      102,387
Advance payments by borrowers for taxes and insurance        1,119        1,459
Accrued interest payable                                     1,207        1,795
Accrued expenses and other liabilities                       2,643        3,633
                                                         ---------    ---------
   Total liabilities                                       544,064      558,218

STOCKHOLDERS' EQUITY
Common stock, $.01 par value                                    49           49
Additional paid-in capital                                  37,086       36,537
Retained earnings, substantially restricted                 52,242       47,901
Treasury stock, at cost - 1,198,990 and 1,088,466 shares
  at June 30, 2004 and June 30, 2003, respectively         (16,519)     (14,265)
Accumulated other comprehensive income                        (330)         710
Unearned ESOP                                               (1,045)      (1,186)
Unearned RRP                                                   (25)         (85)
                                                         ---------    ---------
   Total stockholders' equity                               71,458       69,661
                                                         ---------    ---------
   Total liabilities and stockholders' equity            $ 615,522    $ 627,879
                                                         =========    =========

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                        Three months ended   Twelve months ended
                                             June 30,              June 30,
                                       ---------------------  ------------------
                                          2004       2003       2004      2003
                                       ---------------------  ------------------
                                                  (Dollars in thousands)
                                       -----------------------------------------
                                       (Unaudited)           (Unaudited)
Total interest income                   $ 7,171    $ 8,045    $30,526    $35,117
Total interest expense                    2,978      3,553     12,666     16,122
                                        -------    -------    -------    -------
Net interest income before provision      4,193      4,492     17,860     18,995
Less: provision for loan losses             150        300      1,225      1,730
                                        -------    -------    -------    -------
Net interest income after provision       4,043      4,192     16,635     17,265
Noninterest income                        2,206      2,317      9,364      9,796
Noninterest expense                       4,519      4,880     17,593     18,662
                                        -------    -------    -------    -------
Income before taxes                       1,730      1,629      8,406      8,399
Taxes on income                             577        531      2,788      2,794
                                        -------    -------    -------    -------
Reported net earnings                   $ 1,153    $ 1,098    $ 5,618    $ 5,605
                                        =======    =======    =======    =======









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                 FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS

                                                    At or for the three months      At or for the twelve months
                                                          ended June 30,                  ended June 30,
                                                  ------------ --------------- --------------- -------------------
                                                     2004              2003            2004            2003
                                                  ------------ --------------- ------ -------- -------------------
                                                   (Unaudited)    (Dollars in thousands, except per share amounts)
                                                  ----------------------------------------------------------------
Financial condition data:
-------------------------
Average interest-earning assets                     $  557,529      $  550,514      $  559,643      $  563,126
Average interest-bearing liabilities                   507,977         528,247         518,396         535,242
Average interest-earning assets to
  average interest-bearing liabilities                  109.75%         104.22%         107.96%         105.21%
Non-performing loans                                                                $    4,322          $4,688
Non-performing loans to total loans                                                       0.99%           1.13%
Non-performing assets                                                                    5,016           5,100
Non-performing assets to total assets                                                     0.81%           0.81%
Allowance for loan losses                                                                4,316           4,615
Allowance for loan losses to total loans                                                  0.99%           1.10%
Shareholders' equity to assets                                                           11.61%          11.09%


Selected operating data: (1)
----------------------------
Return on average assets                                  0.74%           0.70%           0.89%           0.88%
Return on average equity (2)                              6.43%           6.27%           7.93%           7.91%
Net interest rate spread                                  2.86%           3.16%           3.06%           3.22%
Net interest margin (3)                                   3.02%           3.32%           3.21%           3.39%
Efficiency ratio (4)                                     70.74%          61.74%          64.68%          65.49%
-------------------------------------------
(1)  Annualized except for efficiency ratio.
(2)  Net income divided by average equity capital excluding  average  unrealized gains on available-for-sale securities.
(3)  Tax-equivalent yield on interest-earning assets less interest cost on total deposits and borrowings.
(4)  Noninterest expense,  excluding minority interest,  divided by net interest income before provision for loan losses plus noninterest  income, less gain
     (loss) on sale of other  real  estate  owned,  less gain  (loss) on sale of investments, less gain (loss) on sale of fixed assets.

Per share data:
---------------
Earnings per share:
   Basic                                            $     0.32      $     0.30      $     1.54      $     1.44
   Diluted                                          $     0.31      $     0.29      $     1.50      $     1.41
Book value per share                                $    19.10      $    18.29      $    19.10      $    18.29
Market price per share:
  High for the period                               $    24.00      $    19.40      $    25.24      $    19.40
  Low for the period                                $    20.60      $    15.40      $    17.55      $    11.76
  Close at end of period                            $    22.63      $    17.64      $    22.63      $    17.64
Cash dividends declared per share                   $     0.09      $     0.08      $     0.36      $     0.32
Weighted-average common shares outstanding:
   Basic                                             3,639,953       3,722,185       3,642,977       3,879,569
   Diluted                                           3,737,540       3,827,474       3,756,049       3,971,396